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Miami, Florida 33186
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www.noven.com

F O R            I M M E D I A T E            R E L E A S E

PEDRO P. GRANADILLO JOINS NOVEN’S BOARD OF DIRECTORS
Pharmaceutical Industry Veteran Appointed to Noven Board

Miami, FL, November 19, 2004 — Noven Pharmaceuticals, Inc. (NASDAQ: NOVN) today announced the appointment of Pedro P. Granadillo to its board of directors.

Mr. Granadillo served Eli Lilly & Company (Lilly) for nearly 35 years, most recently as Senior Vice President – Global Manufacturing & Human Resources. As Lilly’s senior-most executive for both manufacturing and human resources, he was responsible for policies affecting Lilly’s global work force of over 45,000 employees and for the overall management of Lilly’s broad network of pharmaceutical manufacturing facilities. He was a member of Lilly’s policy committee as well as the company’s senior management forum, a group of top Lilly executives charged with implementing corporate strategy, ensuring corporate performance and identifying corporate issues and opportunities.

Mr. Granadillo, a native of Cuba, earned his Bachelor of Science degree in Industrial Engineering from Purdue University. He serves on the board of directors of First Indiana Corporation, First Indiana Bank, N.A., Haemonetics Corporation and Purdue Research Foundation.

“Pedro Granadillo brings three decades of pharmaceutical industry insight and experience to Noven’s board,” said Robert C. Strauss, Noven’s President, CEO & Chairman. “In particular, his expertise in pharmaceutical manufacturing and human resources will help position us favorably as we work to expand our business into new therapeutic categories.”

Noven Pharmaceuticals, Inc., headquartered in Miami, Florida, is a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products. Noven’s prescription patches are approved in over 30 countries, and a range of new patches are being developed in collaboration with Novartis Pharma AG, Shire Pharmaceuticals Group plc, P&G Pharmaceuticals, Endo Pharmaceuticals Inc. and others. Noven is committed to expanding the universe of available transdermal therapies for the benefit of patients, partners and shareholders. See www.noven.com for additional information.

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Investor & Media Contact:

Joseph C. Jones
Vice President — Corporate Affairs
Noven Pharmaceuticals, Inc.
305-253-1916

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the current expectations of Noven and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond Noven’s control. Reference is made to the risks and factors detailed in Noven’s Annual Report on Form 10-K as well as other reports filed by Noven with the Securities and Exchange Commission.